EXHIBIT 10.21

Execution Version

CREDIT AGREEMENT

dated as of January 7, 2014

among

UNITED COMMUNITY BANKS, INC.,
as Borrower

and

SYNOVUS BANK,
as Lender

- i -

- ii -

Schedules

Schedule 4.12	-	Subsidiaries
Schedule 7.1	-	Outstanding Indebtedness
Schedule 7.6	-	Investments

Exhibits

Exhibit A	-	Form of Assignment and Acceptance Agreement
Exhibit B	-	Form of Revolving Credit Note
Exhibit 2.2	-	Form of Notice of Borrowing
Exhibit 2.4	-	Form of Notice of Continuation/Conversion
Exhibit 3.1(b)(iii)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(vi)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

- iii -

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of January 7, 2014, by and among UNITED COMMUNITY BANKS, INC., a Georgia corporation (the “Borrower”), and SYNOVUS BANK, as Lender (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lender, and the Lender has agreed subject to the terms and conditions of this Agreement to, establish a revolving credit facility in an aggregate initial principal amount of $50,000,000;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

ARTICLE I     DEFINITIONS; CONSTRUCTION

Section 1.1.     Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean any transaction or a series of related transactions for the purpose of, or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of any Person, (b) the acquisition of greater than 50% of the Capital Stock, partnership interest, membership interest or other equity interests of any Person, or otherwise causing a Person to become a Subsidiary, or (c) a merger or consolidation of, or any other combination with, another Person (other than a Person that is a Subsidiary).

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Borrower or any of its Subsidiaries (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Articles V, VI or VII of this Agreement, or related definitions in Section 1.1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness of the Borrower or its Subsidiaries created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in Articles V, VI or VII of this Agreement, or related definitions in Section 1.1 of this Agreement.

“Additional Default” shall mean any provision contained in any document or instrument creating or evidencing Indebtedness of the Borrower or any of its Subsidiaries which permits the holder or holders of such Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Borrower or any of its Subsidiaries to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Article VIII of this Agreement, or related definitions in Section 1.1 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holder or holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in Article VIII of this Agreement, or related definitions in Section 1.1 of this Agreement.

“Administrative Questionnaire” shall mean, with respect to the Lender, an administrative questionnaire in the form prepared by the Lender and submitted to the Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Anti-Terrorism Laws” has the meaning given to such term in Section 4.16.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) the Lender, (ii) an Affiliate of the Lender or (iii) an entity or an Affiliate of an entity that administers or manages the Lender.

“Asset Sale” has the meaning given to such term in Section 2.5(e).

“Assignment and Acceptance” shall mean an Assignment and Acceptance entered into by the Lender and an assignee, in the form of Exhibit A attached hereto.

“Availability Period” shall mean the period from the Closing Date to the Maturity Date.

 “Base Rate” shall mean the highest of: (i) the prevailing rate of interest, on a per annum basis, described in the Eastern Edition of The Wall Street Journal as the prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) LIBOR determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum.  The Lender’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Lender may make commercial loans or other loans at rates of interest at, above or below the Lender’s prime lending rate.  Each change in the any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective.

“Base Rate Borrowing” shall mean a Borrowing of a Revolving Loan as a Base Rate Loan.

“Base Rate Loan” shall mean a Revolving Loan to the extent it is accruing interest at the Base Rate.

“Base Rate Margin” shall mean 2.50% per annum.

“Borrower SEC Documents” shall have the meaning set forth in Section 4.20 hereof.

“Borrowing” shall mean a borrowing consisting of a Revolving Loan of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Columbus, Georgia are authorized or required by law to close and (ii) if such day relates to a continuation of, a payment or prepayment of principal or interest on, or an Interest Period for, a Eurodollar Loan or a notice with respect thereto, any day on which dealings in Dollars are carried on in the London interbank market.

“Call Report” shall mean, with respect to each Financial Institution Subsidiary, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or 041 or any successor form of the Federal Financial Institutions Examination Council).

“Capital Stock” means any and all shares, equity interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including any preferred interests and preferred shares, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means money, currency or a credit balance in any Deposit Account, in each case, owned by the Borrower or its Subsidiaries, but only to the extent the foregoing is not subject to any Lien.

“Change in Control” shall mean (a) with respect to the Borrower, the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or a material portion of the assets of the Borrower to any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of: (x) 25.0% or more of the outstanding shares of the Voting Stock of the Borrower and/or (y) other Capital Stock of the Borrower representing 25.0% or more of the economic interests of the Borrower, (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) nominated by the Borrower’s board of directors as constituted as of the Closing Date or (B) appointed by directors so nominated after the Closing Date, or (b) the Borrower shall own, directly or indirectly, less than 100% of the Voting Stock of any Financial Institution Subsidiary.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by the Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning set forth in Section 9.16.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with the terms of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Compliance Certificate” shall mean a certificate from a Responsible Officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Confidential Information” shall have the meaning set forth in Section 9.11.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“CRA” shall have the meaning set forth in Section 4.14.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.6(b).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Assignee” shall mean: (a) an Affiliate of the Lender or (b) an Approved Fund.

“Employee Benefit Plan” shall have that meaning as defined in Section 3(3) of ERISA (not including any Multiemployer Plan) and for which the Borrower or any Subsidiary of the Borrower maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrower or any Subsidiary of the Borrower or on behalf of beneficiaries of such participants.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute including any regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 303 of ERISA and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean with respect to the Borrower or any ERISA Affiliate, (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure to make required contributions when due to a Multiemployer Plan or Plan or the imposition of a Lien in favor of a Plan under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the imposition of any liability under Title IV of ERISA, other  than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of an Lien in favor of the PBGC under Title IV of ERISA; (v) the receipt from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (vii) the incurrence of any liability with respect to the withdrawal or partial withdrawal from any Plan including the withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (viii) or the incurrence of any Withdrawal Liability with respect to any Multiemployer Plan; (ix) the receipt of any notice,  concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or  (x) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA).

“Eurodollar” when used in reference to a Revolving Loan, refers to a Revolving Loan bearing interest at a rate determined by reference to LIBOR.

“Eurodollar Borrowing” shall mean the Borrowing of a Revolving Loan as a Eurodollar Loan.

“Eurodollar Loan” shall mean a Revolving Loan to the extent it is accruing interest based on LIBOR.

“Event of Default” shall have the meaning provided in Article VIII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Lender is located.

“FCPA” shall have the meaning set forth in Section 4.22 hereof.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

“Financial Institution Subsidiary” shall mean each of (a) those Financial Institution Subsidiaries set forth on Schedule 4.12 and designated as a “Financial Institution Subsidiary” and (b) each other Subsidiary hereafter formed or acquired that is a regulated financial institution.

“Fiscal Quarter” shall mean each fiscal quarter (including the fiscal quarter at the fiscal year-end) of the Borrower and its Subsidiaries.

“Fiscal Year” shall mean each fiscal year of the Borrower and its Subsidiaries.

“Fixed Rate Perpetual Preferred Stock” shall mean the Borrower’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, with a liquidation preference of $1,000 per share issued initially to the United States Department of the Treasury.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“FR Y-9C Report” shall mean the “Consolidated Financial Statements for Bank Holding Companies (FR Y-9C)” submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“FR Y-9LP Report” shall mean the “Parent Company Only Financial Statements for Large Bank Holding Companies (FR Y-9LP)” submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y (12 CFR 225.5(b)), or any successor or similar replacement report.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including without limitation, the FRB, the FDIC and any other federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions (as used herein, including any trust company subsidiaries whether or not they take deposits), or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to the Borrower and/or any of its Subsidiaries.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holding Company MoU” shall mean that certain informal memorandum of understanding entered into by the Borrower and the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance in November 2011, as the same has been amended, modified or supplemented from time to time.

“Immaterial Subsidiary” shall mean any Subsidiary (other than any Financial Institutions Subsidiary) of the Borrower (or group of Subsidiaries of the Borrower (other than any Financial Institutions Subsidiaries)) that (a) at any time (i) has revenue attributable to such Subsidiary(ies) for the period of four consecutive Fiscal Quarters most recently ended in an amount less than five percent (5.0%) of the consolidated revenue of the Borrower and its Subsidiaries for such period and (ii) holds assets with an aggregate fair market value of less than five percent (5.0%) of the aggregate fair market value of the total assets of the Borrower and its Subsidiaries.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 90 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all obligations of such Person under capital leases and all monetary obligations of such Person under Synthetic Leases, (vi) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, acceptances or similar extensions of credit, (vii) all guarantees by such Person of Indebtedness of others, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) all Hedging Obligations of such Person; and (xi) all obligations of such Person in respect of any trust preferred securities, preferred equity or other types of hybrid capital securities issued by such Person.  For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.3(b).

“Interest Period” shall mean, in the case of a Eurodollar Loan, a period of one, two or three months, provided that:

(i)           the initial Interest Period for any such Eurodollar Loan shall commence on the date of such Eurodollar Loan and each Interest Period occurring thereafter in respect of such Revolving Loan shall commence on the day on which the preceding Interest Period expires;

(ii)          if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)         any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iv)         no Interest Period may extend beyond the Maturity Date; and

(v)          there may be no more than four (4) Interest Periods for Eurodollar Loans outstanding at the same time.

“Investments” shall have the meaning set forth in Section 7.6 hereof.

“Lender” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“LIBOR” shall mean, for any applicable Interest Period with respect to any Eurodollar Loan, that rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) that is equal to the quotient of:

(i)           the rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on Reuters Screen LIBOR01 Page (or any successor page), or such similar service as determined by the Lender that displays the British Bankers’ Association Interest Settlement Rates for deposits in Dollars as of 11:00 a.m. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period, or if such page or service shall cease to be available, such other page or such other service (as the case may be) for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars as the Lender, in its discretion, shall select; provided, that if the Lender determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR shall mean the rate of interest determined by the Lender to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Lender two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. (New York, New York time) for delivery on the first day of such Interest Period and for the number of days comprised therein, divided by

(ii)          a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day for the applicable Interest Period to which the Lender is subject with respect to a Eurodollar Loan pursuant to regulations issued by the FRB with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  A Eurodollar Loan shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Lender under Regulation D.  This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Revolving Credit Note, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Master Agreement” shall have the meaning set forth in Section 1.1.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any of its material obligations under the Loan Documents, (iii) the rights and remedies of the Lender under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Maturity Date” shall mean January 7, 2017, or such earlier date as the Revolving Commitments are terminated pursuant to Section 2.5(b) or Section 8.1.

“Maximum Rate” shall have the meaning set forth in Section 9.16.

“Money Laundering Laws” shall have the meaning set forth in Section 4.23 hereof.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any sale or disposition by the Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of the Borrower or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Lien permitted by Section 7.2 hereof on any asset (other than (A) Indebtedness owing to the Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by the Borrower or such Subsidiary in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by the Borrower or such Subsidiary in connection with such sale or disposition, in each case, to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Notice of Borrowing” shall have the meaning as set forth in Section 2.2.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Lender in respect of the conversion or continuation of a Revolving Loan as provided in Section 2.4(b).

“Obligations” shall mean all indebtedness, obligations, liabilities and other amounts owing by the Borrower to the Lender and, only with respect to Hedging Transactions, any Affiliate of the Lender, pursuant to or in connection with (a) this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations under letters of credit, all Hedging Obligations of the Borrower, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof and (b) any agreement governing the provision to the Borrower or any Subsidiary of treasury or cash management services.

“OFAC” shall have the meaning set forth in Section 4.24 hereof.

“Other Real Estate Owned” shall mean the sum, without duplication, of: (a) real estate acquired in satisfaction of debts through foreclosure (as determined by reference to the line item “foreclosed assets” under “Selected Financial Data” (Non-performing assets) in the Borrower’s most recent Form 10-Q or 10-K, as applicable) and (b) other real estate owned, as set forth on Schedule HC-M of Borrower’s FR Y-9C Report.

“Other Taxes” shall mean any and all present and future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made by, or on behalf of, the Borrower hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Participant” shall have the meaning set forth in Section 9.4(d).

“Patriot Act” shall have the meaning set forth in Section 4.16.

“Payment Office” shall mean the office of the Lender located at 3280 Peachtree Rd NE, Suite 500, Atlanta, Georgia 30305, Attention: Vickie Summey.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, a majority of the Capital Stock of, or a business line or unit or a division of, any Person; provided that:

(a)          at the time of such Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred or would result (on a pro forma basis) from the making or consummation of such Acquisition;

(b)          in the case of the acquisition of Capital Stock of a regulated financial institution, all of the Capital Stock acquired or otherwise issued by such Person or any newly formed, direct or indirect, Subsidiary of the Borrower in connection with such Acquisition shall be owned 100% by the Borrower or its Subsidiaries;

(c)          the Lender shall receive at least ten (10) Business Days’ prior written notice of such proposed Acquisition, which notice shall include a reasonably detailed description of such proposed Acquisition;

(d)          (i) such acquisition shall only involve a business permitted in accordance with Section 7.3(c), and which business would not subject the Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents and (ii) substantially all of the operations of which are located in the United States;

(e)          the Acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired; and

(f)           concurrently with delivery of the notice referred to in clause (d) of this definition, the Borrower shall have delivered to the Lender, in form and substance reasonably satisfactory to the Lender, a certificate of a Responsible Officer of the Borrower to the effect that the Borrower will be, after giving pro forma effect to the proposed Acquisition, in compliance with the covenants set forth in Section 6.1 hereof, together with the calculations thereof reasonably demonstrating such compliance.

In the case of any Acquisition by the Borrower or any Subsidiary in which the Borrower or such Subsidiary acquires, directly or indirectly, fifty percent (50%) or more of the voting stock of any Person that is a regulated financial institution, such acquired Person shall become a Financial Institution Subsidiary for purposes of this Agreement.  In the event the proposed Acquisition does not satisfy one or more of the above criteria, but the Lender nevertheless, in its sole discretion, consents to such Acquisition, such Acquisition shall constitute a “Permitted Acquisition” and be included in the calculations set forth in clause (f) hereof and other applicable provisions hereof.

“Permitted Encumbrances” shall mean

(i)           Liens imposed by law for taxes not yet past due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)          statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet past due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)         pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any of its Subsidiaries is a party or other cash deposits in any such foregoing case that is required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(iv)         deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)          judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)         easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(vii)        Liens, charges and encumbrances incidental to the conduct of the business of the Financial Institution Subsidiaries incurred in the ordinary course of business and consistent with past practices;

(viii)       Liens to secure public funds or other pledges of funds required by law to secure deposits; and

(ix)          repurchase agreements, reverse repurchase agreements and other similar transactions entered into by any Financial Institution Subsidiary in the ordinary course of its banking, deposit or trust business;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Financial Institution Subsidiary Indebtedness” means obligations incurred by any Financial Institution Subsidiary in the ordinary course of business in such circumstances as may be incidental or usual in carrying on the banking or trust or mortgage business of a bank, thrift, trust company, or mortgage company incurred in accordance with applicable laws and regulations and safe and sound practices, including obligations incurred in connection with:  (a) any deposits with or funds collected by such Subsidiary; (b) the endorsement of instruments for deposit or collection in the ordinary course of business, (c) any bankers acceptance credit of such Subsidiary; (d) any check, note, certificate of deposit, money order, traveler’s check, draft or bill of exchange issued, accepted or endorsed by such Subsidiary or letter of credit issued by such Subsidiary; (e) any discount with, borrowing from, or other obligation to, any Federal Reserve Bank or any Federal Home Loan Bank; (f) any agreement made by such Subsidiary to purchase or repurchase securities, loans or Federal funds or any interest or participation in any thereof; (g) any guarantee, indemnity or similar obligation incurred by such Subsidiary in the ordinary course of its banking or trust business and consistent with past practices; (h) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by such Subsidiary for the account of a third party with the application of the same banking considerations and legal lending limits that would be applicable if the transaction were a loan to such party; (i) any transaction in which such Subsidiary acts solely in the fiduciary or agency capacity; (j) other short-term liabilities similar to those enumerated in clauses (a) and (f) above, including United States Treasury tax and loan borrowings, (k) any Hedging Obligations or other obligations or liabilities relating to Hedging Transactions entered into by such Subsidiary in connection with facilitating the hedging risk of a customer of such Subsidiary or another Financial Institution Subsidiary, but excluding any Hedging Obligations or other obligations or liabilities relating to Hedging Transactions entered into for speculative purposes or that are speculative in nature, (l) any Indebtedness of one Financial Institution Subsidiary to another Financial Institution Subsidiary and (m) any Indebtedness of such Subsidiary relating to letters of credit issued or confirmed by a third party financial institution for the account of such Subsidiary for the ultimate account of such Subsidiary’s customer.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2)(A) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate either (i) maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them (or on behalf of beneficiaries of such participants) or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or a “contributing sponsor” (as defined in ERISA Section 4001(a)(13)).

“Qualified Plan” shall mean an Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code.

“Register” shall have the meaning set forth in Section 9.4(c).

“Regulation D” shall mean Regulation D of the FRB, as the same may be in effect from time to time, and any successor regulations.

“Regulatory Agreement” shall have the meaning set forth in Section 4.19 hereof.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a managing director of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Lender; and, with respect to the financial covenants only, the chief financial officer, controller or the treasurer of the Borrower.

“Restricted Payment” shall have the meaning set forth in Section 7.4.

“Revolving Commitment” shall mean the obligation of the Lender to make Revolving Loans hereunder in an aggregate principal amount not exceeding $50,000,000.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of the Lender in the principal amount of $50,000,000, in substantially the form of Exhibit B.

“Revolving Loan” shall have the meaning set forth in Section 2.1.

“RICO Related Law” shall mean the Racketeer Influenced and Corrupt Organizations Act of 1970 or any other federal, state or local law for which forfeiture of assets is a potential penalty.

“Sanctions” shall have the meaning set forth in Section 4.24.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.21 hereof.

“SEC” shall have the meaning set forth in Section 4.11.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Solvent” shall mean either (i) not “insolvent,” within the meaning of such term as defined in § 101(32) of Title 11 of the United States Code, as amended from time to time, or (ii) not unable to pay its debts generally as such debts become due, or having an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” under this Agreement shall mean a Subsidiary of the Borrower.

“Synthetic Lease” of any Person shall mean (a) a lease designed to have the characteristics of a loan for federal income tax purposes while obtaining operating lease treatment for financial accounting purposes, or (b) an agreement for the use or possession of property creating obligations that are not required to appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person would be characterized by a court of competent jurisdiction as indebtedness of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Loans” shall mean for the Borrower on a consolidated basis the line item “Loans” set forth on the Borrower’s consolidated balance sheet delivered pursuant to Section 5.1(a) and Section 5.1(b) (and, for the avoidance of doubt, shall exclude loans held for sale).

“Tier 1 Capital” shall mean as defined from time to time under each federal and state regulation or order applicable to, or binding upon, the Borrower or any Financial Institution Subsidiary.

“Tier 1 Risk-based Capital Ratio” shall mean, for any Person, the ratio calculated by dividing (a) such Person’s Tier 1 Capital by (b) such Person’s total risk-weighted assets, or as otherwise defined from time to time under each federal and state regulation or order applicable to, or binding upon, the Borrower or any Financial Institution Subsidiary.

“Tier 1 Risk-based Common Capital Ratio” shall mean, for any Person, the ratio calculated by dividing (a) such Person’s Tier 1 Capital less the sum of: (i) qualifying class-A noncontrolling (minority) interests in consolidated Subsidiaries, (ii) qualifying restricted core capital elements, (iii) qualifying mandatory convertible preferred securities of internationally active bank holding companies and (iv) cumulative perpetual preferred stock and related surplus (other than the Fixed Rate Perpetual Preferred Stock which shall not be deducted from Tier 1 Capital for purposes of calculating this common capital ratio) by (b) such Person’s total risk-weighted assets, or as otherwise defined from time to time under each federal and state regulation or order applicable to, or binding upon, the Borrower or any Financial Institution Subsidiary.

“Tier 1 Leverage Ratio” shall mean, for any Person, the ratio calculated by dividing (a) such Person’s Tier 1 Capital by (b) such Person’s average total assets for leverage capital purposes, or as otherwise defined from time to time under each federal and state regulation or order applicable to, or binding upon, the Borrower or any Financial Institution Subsidiary.

“Total Risk-based Capital Ratio” shall mean, for any Person, the ratio calculated by dividing (a) such Person’s total risk-based capital by (b) such Person’s total risk-weighted assets, or as otherwise defined from time to time under each federal and state regulation or order applicable to, or binding upon, the Borrower or any Financial Institution Subsidiary.

“Type”, when used in reference to a Revolving Loan, refers to whether the rate of interest on such Revolving Loan is determined by reference to LIBOR or the Base Rate.

“United Community Bank” shall mean United Community Bank, a state bank chartered in the State of Georgia and wholly-owned Subsidiary of the Borrower.

 “Voting Stock” shall mean shares of Capital Stock entitled to vote generally in the election of directors.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2.     Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statement of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrower and its Subsidiaries last delivered to the Lender in connection with this Agreement); provided, that if the Borrower notifies the Lender that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Lender notifies the Borrower that the Lender wishes to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Lender.  Notwithstanding the foregoing, to the extent any lease would be accounted for as an operating lease under GAAP as in effect on the Closing Date, such lease shall continue to be classified and accounted for as an operating lease for all purposes of this Agreement notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

Section 1.3.     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement; (v) all references to a specific time shall be construed to refer to Columbus, Georgia time, unless otherwise indicated; and (vi) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  To the extent that any of the representations and warranties contained in Article IV under this Agreement is qualified by “Material Adverse Effect”, then the qualifier “in any material respect” contained in Section 8.1(c) shall not apply.  Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars.

ARTICLE II     AMOUNT AND TERMS OF THE REVOLVING LOAN

Section 2.1.     Revolving Loan Commitment.  Subject to the terms and conditions set forth herein, including, without limitation, satisfaction of the conditions set forth in Sections 3.1 and 3.2, the Lender agrees to make revolving loans (the “Revolving Loans”) to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that shall not exceed the Revolving Commitment.  During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, however, that (i) the Borrower may not borrow or reborrow should there exist a Default or Event of Default and (ii) notwithstanding the first sentence of this Section 2.1 and the definition of “Revolving Commitment”, unless and until the Borrower shall have received formal written notice of the termination of the Holding Company MoU from each of the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance and delivered copies of such terminations to the Lender, the maximum aggregate principal amount of Revolving Loans that the Borrower may borrow hereunder at any one time outstanding shall not exceed $40,000,000.

Section 2.2.     Procedure for Borrowing Revolving Loans.  The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of its request for Borrowing substantially in the form of Exhibit 2.2 attached hereto (the “Notice of Borrowing”) prior to 11:00 a.m. on, in the case such Borrowing is a Eurodollar Borrowing, the date that is two (2) Business Days prior to the date of the Borrowing or, in the case such Borrowing is a Base Rate Borrowing, the date that is one (1) Business Day prior to the date of such Borrowing.  The Notice of Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of such Borrowing, (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period) and (v) the account of the Borrower to which the proceeds of the Revolving Loan should be credited.  Each Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request.  The aggregate principal amount of each Eurodollar Borrowing shall be not less than $2,500,000 or a larger multiple of $500,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $500,000 or a larger multiple of $100,000.

Section 2.3.     Funding of Borrowing. Subject to the terms and conditions herein, following the receipt of Notice of Borrowing as described in Section 2.2, by no later than 1:00 p.m. Eastern time on the date specified in the Notice of Borrowing, the Lender will make the proceeds of the requested Revolving Loan available to the Borrower by effecting a wire transfer of such amounts to an account designated by the Borrower to the Lender as set forth in the Notice of Borrowing.

Section 2.4.     Interest Elections.

(a)          Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.4.

(b)          To make an election pursuant to this Section 2.4, the Borrower shall give the Lender prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. two (2) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing.  Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.  If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month.  The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.2.

(c)          If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/ Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing.  No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Lender shall have otherwise consented in writing.   No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)          With respect to the conversion or continuation of any Revolving Loan, such conversion or continuation shall be in an aggregate principal amount of no less than the lesser of: (i) $2,000,000 or a larger multiple of $1,000,000, or (ii) the aggregate principal amount of Revolving Loans then outstanding.

Section 2.5.     Repayment of Revolving Loans; Prepayments; Mandatory Commitment Reductions.

(a)          The Revolving Commitment shall terminate on the Maturity Date and the Borrower unconditionally promises to pay to the Lender the then unpaid principal amount of, and all accrued but unpaid interest on, all of the Revolving Loans on the Maturity Date.

(b)          Upon at least two (2) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Lender (which notice shall be irrevocable), the Borrower may reduce the Revolving Commitment in part or terminate the Revolving Commitment in whole; provided, that (i) any partial reduction pursuant to this Section 2.5(b) shall be in an amount of at least $2,500,000 and any larger multiple of $500,000 and (ii) no such reduction shall be permitted which would reduce the Revolving Commitment (after giving effect thereto and any concurrent prepayments made hereunder) to an amount less than the outstanding Revolving Loans of the Lender.

(c)          Subject to Section 2.13, the Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Lender no later than: (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than two (2) Business Days prior to any such prepayment, and (ii) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. not less than one (1) Business Day prior to the date of such prepayment.    Each prepayment notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the outstanding Revolving Loans to be prepaid.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.15(a).  Each partial prepayment of any Revolving Loan shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type pursuant to Section 2.2.  Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans comprising such Borrowing.

(d)          If at any time the aggregate principal amount of all outstanding Revolving Loans exceeds the Revolving Commitment, the Borrower shall immediately, upon demand, pay to the Lender the amount of such excess.

(e)          Immediately upon receipt by the Borrower or any Subsidiary of the Borrower of any Net Cash Proceeds of any sale or disposition by the Borrower or such Subsidiary in excess of $25,000,000 (excluding (i) any sale or disposition to the Borrower or any other Subsidiary; (ii) the disposition of any Hedging Transaction; (iii) the sale or disposition of loans and/or Other Real Estate Owned in the ordinary course of business having a book value not to exceed $25,000,000 in any single transaction or series of related transactions; and (iv) the disposition of any Cash or Investments made in the ordinary course of business in connection with asset management or other ordinary course operations by any Subsidiary) (an “Asset Sale”), the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds.  Any such prepayment shall be applied in accordance with Section 2.5(g).

(f)           Concurrently with any prepayment of the Revolving Loans pursuant to clause (e) of this Section 2.5, the Borrower shall deliver to the Lender a certificate of a Responsible Officer demonstrating the calculation of the amount of the Net Cash Proceeds.  In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Revolving Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Lender a certificate of a Responsible Officer demonstrating the derivation of such excess.

(g)          Subject to Section 2.13, all voluntary prepayments of the Revolving Loans pursuant to Section 2.5(c) and mandatory prepayments of the Revolving Loans required to be prepaid pursuant to clauses (e) and (f) of this Section 2.5 shall applied as follows:

first, to the payment of all fees, and all expenses specified in Section 9.3, to the full extent thereof;

second, to the payment of any accrued Default Interest, if any;

third, to the payment of any accrued interest with respect to the Revolving Loans;

fourth, to the remaining principal installments of the Revolving Loans, in inverse order of maturity, until the Revolving Loans are repaid in full;

fifth, to all other Obligations owed to the Lender, until paid in full; and

sixth, any remaining amounts shall be paid to the Borrower or its designee.

(h)          Any prepayment of required by this Section 2.5 shall be applied first to outstanding Base Rate Loans to the full extent thereof before application to Eurodollar Loans in direct order of Interest Period maturities.

(i)           Nothing in this Section 2.5 shall be interpreted to permit or authorize the Borrower or any Subsidiary to effect, cause or allow to occur any sale or disposition of assets, sale or issuance of Capital Stock or Indebtedness or any other transaction that would otherwise be prohibited by Article VII or any of the other terms or provisions of this Agreement or the other Loan Documents.

Section 2.6.     Rates and Payment of Interest on Revolving Loans.

(a)          The Borrower shall pay interest on each Revolving Loan at, in the case of any Revolving Loan that is a Eurodollar Loan, LIBOR for the applicable Interest Period then in effect plus 3.75% per annum and, in the case of any Revolving Loan that is a Base Rate Loan, the Base Rate in effect from time to time plus the Base Rate Margin.

(b)          Following the occurrence of an Event of Default, the Borrower shall pay interest (“Default Interest”) with respect to a Eurodollar Loan, at the rate otherwise applicable for the then-current Interest Period plus an additional 2.00% per annum until the last day of such Interest Period, and thereafter, and with respect to a Base Rate Loan and all other Obligations under this Agreement (other than the Revolving Loans), at the Base Rate plus the Base Rate Margin plus 2.00% per annum.

(c)          Interest on the outstanding principal amount of each Revolving Loan shall accrue from and including the date of the making of such Revolving Loan to but excluding the date of any repayment thereof.  Interest on a Eurodollar Loan shall be payable in arrears on the last day of each Interest Period applicable thereto and on the Maturity Date.  Interest on a Base Rate Loan shall be payable in arrears on the last day of each calendar month and on the Maturity Date.  All Default Interest shall be payable on demand.

(d)          The Lender shall determine the interest rate applicable to each Revolving Loan hereunder and shall promptly notify the Borrower of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.7.     Fees.

(a)          The Borrower shall pay to the Lender an upfront fee equal to 0.375% of the aggregate principal amount of the Revolving Commitment (and in any event without giving effect to clause (ii) of Section 2.1 hereof), which shall be due and payable on the Closing Date.

(b)          During the Availability Period, the Borrower agrees to pay to the Lender a quarterly unused fee, which shall accrue at 0.25% per annum on the average daily unused portion of the Revolving Commitment for such quarter (and in any event without giving effect to clause (ii) of Section 2.1 hereof); provided, that if the Lender continues to have any Revolving Loans after the Maturity Date, then the unused fee shall continue to accrue on the daily unused portion of the Revolving Commitment from and after the Maturity Date to the date that all of the Lender’s Revolving Loans have been paid in full and the Revolving Commitment is terminated.  Accrued unused fees shall be payable in arrears on the last day of each March, June, September and December of each year and on the Maturity Date, commencing on the first such date after the Closing Date; provided, further, that any unused fees accruing after the Maturity Date shall be payable on demand.

Section 2.8.     Computation of Interest and Fees.  Interest hereunder based on the Lender’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed).  Each determination by the Lender of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.9.     Inability to Determine Interest Rates.  If prior to the commencement of any Interest Period for any Borrowing of a Eurodollar Loan, the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) the Lender shall have determined that LIBOR does not adequately and fairly reflect the cost to the Lender of making, funding or maintaining its Eurodollar Loan, the Lender shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower as soon as practicable thereafter.  Until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (x) the obligations of the Lender to make Eurodollar Loans or to continue or convert outstanding Revolving Loans as or into Eurodollar Loans shall be suspended and (y) the outstanding Revolving Loans shall be deemed to be converted into a Base Rate Loan as of such date and shall bear interest at the Base Rate plus the Base Rate Margin.

Section 2.10.     Evidence of Indebtedness.  The Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to the Lender resulting from the Revolving Loans made or held by the Lender, including the amounts of principal and interest payable thereon and paid to the Lender from time to time under this Agreement.  The entries made in such records shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.  On the Closing Date, the Borrower will execute and deliver a Revolving Credit Note to the Lender.

Section 2.11.     Illegality.  If any Change in Law shall make it unlawful or impossible for the Lender to make, maintain or fund any Eurodollar Loan, the Lender shall promptly give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to continue to make Revolving Loans as Eurodollar Loans shall be suspended and the Lender’s Revolving Loans shall be made as Base Rate Loans.  In the case of a Eurodollar Loan then outstanding, such Eurodollar Loan shall be converted to a Base Rate Loan either (x) on the last day of the then current Interest Period applicable to such Eurodollar Loan if the Lender may lawfully continue to maintain such Eurodollar Loan to the date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date.

Section 2.12.     Increased Costs.

(a)          If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of LIBOR hereunder against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the calculation of LIBOR); or

(ii)          impose on the Lender or the eurodollar interbank market any other condition affecting this Agreement or a Eurodollar Loan made or held by the Lender;

and the result of the foregoing is to increase the cost to the Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to reduce the amount received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by the Lender to the Borrower, to the Lender, within fifteen (15) days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender for the additional costs incurred or reduction suffered.

(b)          If the Lender shall have determined that on or after the date of this Agreement (but subject to the proviso contained in the defined term “Change in Law”) any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital (or on the capital of the Lender’s direct or indirect parent) as a consequence of its obligations hereunder to a level below that the Lender or the Lender’s direct or indirect parent could have achieved but for such Change in Law (taking into consideration the Lender’s policies or the policies of the Lender’s direct or indirect parent with respect to capital adequacy and liquidity) then, from time to time, within five Business Days after receipt by the Borrower of written demand by the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender or the Lender’s direct or indirect parent for any such reduction suffered.

(c)          A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its direct or indirect parent, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive, absent manifest error.  The Borrower shall pay the Lender such amount or amounts within fifteen (15) days after receipt thereof.

(d)          Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate the Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and or Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13.     Funding Indemnity.  In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion (even though involuntary) of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to prepay or continue a Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate the Lender, within fifteen (15) days after written demand from the Lender, for any actual loss, cost or expense incurred by the Lender attributable to such event.  Such loss, cost or expense shall be deemed to include an amount determined by the Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at LIBOR applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to continue for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if LIBOR were set on the date such Eurodollar Loan was prepaid or the date on which the Borrower failed to continue such Eurodollar Loan.  A certificate as to any additional amount payable under this Section 2.13 submitted to the Borrower by the Lender shall be conclusive, absent manifest error.

Section 2.14.     Taxes.

(a)          Any and all payments by or on account of any Obligation of the Borrower under this Agreement or the Term Note shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          The Borrower shall indemnify the Lender, within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that Lender shall make written demand for indemnification pursuant to this Section 2.14 no later than 180 days after the later of the date on which Lender makes payment to the relevant Governmental Authority or files a final tax return in respect thereof.  A certificate as to the amount of such payment or liability, together with reasonable evidence of such payment, as applicable, delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)         As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

Section 2.15.     Payments Generally.

(a)          The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.5, Section 2.6 or Section 2.7 or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Lender at the Payment Office, including, for the avoidance of doubt, the payments pursuant to Section 2.12, Section 2.13 and Section 9.3.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)          If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, and second, towards payment of principal then due hereunder.

ARTICLE III     CONDITIONS PRECEDENT TO EFFECTIVENESS AND BORROWING

Section 3.1.     Conditions To Effectiveness and Initial Borrowing.  The obligation of the Lender to fund the Revolving Loans under this Agreement after the date hereof shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2).

(a)          The Lender shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, without limitation (i) reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Lender that are invoiced no later than 10:00 a.m. (Eastern) on the Closing Date) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and (ii) all fees payable to the Lender in accordance with this Agreement or any other written agreement between the Borrower and the Lender;

(b)          The Lender (or its counsel) shall have received the following, each in form and substance reasonably satisfactory to the Lender:

(i)           a counterpart of this Agreement signed by or on behalf of each party hereto;

(ii)          a duly executed Revolving Credit Note payable to the Lender;

(iii)         a certificate of the Secretary or Assistant Secretary of the Borrower in the form of Exhibit 3.1(b)(iii), attaching and certifying copies of its bylaws and of the resolutions of its board of directors, authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and true signature of each officer of the Borrower executing the Loan Documents;

(iv)           (a) certified copies of the certificate of incorporation of the Borrower, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation of the Borrower and each other jurisdiction where the Borrower is required to be qualified to do business as a foreign corporation, and (b) certificates of good standing or existence with respect to each material Subsidiary of the Borrower (which shall include, in any event, each Financial Institution Subsidiary), as may be available from the Secretary of State of the jurisdiction of incorporation of each such Subsidiary and each other jurisdiction where such Subsidiary is required to be qualified to do business as a foreign corporation;

(v)            a favorable written opinion of Troutman Sanders LLP, counsel to the Borrower, addressed to the Lender, and covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated therein as the Lender shall reasonably request;

(vi)            a certificate in the form of Exhibit 3.1(b)(vi), dated the Closing Date and signed by a Responsible Officer, certifying that (w) no Default or Event of Default exists, (x) all representations and warranties of the Borrower set forth in the Loan Documents are true and correct on and as of the Closing Date, (y) since September 30, 2013, there shall have been no change, event or other circumstance which has had or could reasonably be expected to have a Material Adverse Effect and (z) no consents, approvals, authorizations, registrations, filings or orders of the type described in Section 3.1(b)(vii) below are required to be made or obtained in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any transaction contemplated thereby, other than those that have been obtained;

(vii)         certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any applicable laws, or by any Contractual Obligation of the Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated hereby or thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Revolving Loans or any transactions being financed with the proceeds thereof shall be ongoing;

(viii)          [Reserved];

(ix)           the results of a recent UCC, tax, judgment and lien searches in respect of the Borrower, and such searches shall reveal no Liens of record other than Liens expressly permitted pursuant to Section 7.2;

(x)            a copy of the Notice of Redemption relating to the Fixed Rate Perpetual Preferred Stock being redeemed with the proceeds of the Revolving Loans on the date hereof, if any;

(xi)           a duly executed Notice of Borrowing in accordance with Section 2.2 hereof;

(xii)          a duly completed and executed Compliance Certificate calculated as of September 30, 2013 (giving pro forma effect to the funding of, and the use of the proceeds of, the Revolving Loans to be funded on the Closing Date);

(xiii)          a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to clauses (b) and (c) of Section 5.8 is in full force and effect;

(xiv)         evidence of the filing of a Uniform Commercial Code Form UCC-1 negative pledge filing against the Borrower in the State of Georgia; and

(xv)          such other documents, agreements and instruments as the Lender may reasonably request.

Section 3.2.     Each Revolving Loan.  The obligation of each Lender to make each Revolving Loan under this Agreement is subject to the satisfaction of the following conditions:

(a)           at the time of and immediately after giving effect to such Revolving Loan, no Default or Event of Default shall exist;

(b)           all representations and warranties of the Borrower herein shall be true and correct in all material respects on and as of the date of such Revolving Loan both before and after giving effect thereto (except for representations and warranties expressly made as of a specified date, which such representations and warranties shall be true and correct in all material respects as of such date);

(c)           since September 30, 2013, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d)           no applicable legislation has been passed or any suit or other proceeding has been instituted the effect of which is to prohibit, enjoin (or to declare unlawful or improper) or otherwise adversely affect, in the Lender’s reasonable judgment, the Borrower’s performance of its obligations hereunder, and no litigation or governmental proceeding has been instituted or threatened against the Borrower or any Financial Institution Subsidiary or any of their officers which, in the reasonable discretion of the Lender, may materially and adversely affect the financial condition or operations of the Borrower or such Financial Institution Subsidiary;

(e)           the Lender shall have received a duly executed Notice of Borrowing in accordance with Section 2.2 hereof; and

(f)            the Lender shall have received such other documents, certificates, information or legal opinions as it may reasonably request, all in form and substance reasonably satisfactory to the Lender.

 Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section 3.2.

ARTICLE IV     REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Lender as follows, as of the Closing Date, and as of the delivery of each Notice of Conversion/Continuation delivered or deemed delivered pursuant to Section 2.4 hereof:

Section 4.1.     Existence; Power.  Each of the Borrower and its Subsidiaries (i) is duly organized and validly existing as a corporation, bank or other entity, as the case may be, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is in good standing in its jurisdiction of organization and is duly qualified to do business, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.  The Borrower is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  The Financial Institution Subsidiaries are the only “significant subsidiar(ies)” of the Borrower (as such term is defined in Rule 1-02 of Regulation S-X) and have been duly organized and are validly existing and in good standing under the laws of the jurisdiction of their respective incorporation or other organization, have the requisite corporate power and authority to own, lease and operate their respective properties, and to conduct their respective businesses.  The deposit accounts of each Financial Institution Subsidiary are insured up to the applicable limits by the Deposit Insurance Fund of the FDIC to the fullest extent permitted by law and the rules and regulations of the FDIC, and no proceeding for the revocation or termination of such insurance is pending or, to the knowledge of the Borrower, threatened in writing.

Section 4.2.     Organizational Power; Authorization.  The Borrowing, and the execution, delivery and performance by the Borrower of each of the Loan Documents are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate, and if required, stockholder, action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.     Governmental Approvals; No Conflicts.  The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the articles of incorporation or by-laws of the Borrower or any order of any Governmental Authority binding upon Borrower, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of their respective assets or give rise to a right thereunder to require any payment to be made by the Borrower or any such Subsidiary and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.  All necessary regulatory approvals have been obtained for the Borrower and its Subsidiaries to conduct their respective businesses.

Section 4.4.     Financial Statements.  The Borrower has furnished to the Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2012 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended reported on by PricewaterhouseCoopers LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2013, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ending, certified by a Responsible Officer.  Such financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of such date and the consolidated results of operations and cash flows for such period in conformity with GAAP consistently applied, subject, with respect to the unaudited financial statements, normal year-end adjustments and the absence of footnotes.  Since September 30, 2013, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.  In addition, the Borrower has provided to the Lender copies of the Call Reports filed by its Financial Institution Subsidiaries for the period ending September 30, 2013, and copies of the FRY-9LP Report and the FRY-9C Report filed by the Borrower for the period ending September 30, 2013.  Each of such reports filed by the Borrower or the Financial Institution Subsidiaries with any Governmental Authority is true and correct and is in accordance with the respective books of account and records of the Borrower and the Financial Institution Subsidiaries, and has been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately presents, in all material respects, the financial condition of the Borrower and the Financial Institution Subsidiaries and their respective assets and liabilities and the results of their respective operations as of such date.

Section 4.5.     Litigation Matters and Enforcement Actions.  No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against, or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.  None of the Borrower, or any of the Financial Institution Subsidiaries, or any of their respective officers or directors, is now operating under any currently effective written restrictions agreed to by the Borrower or any of the Financial Institution Subsidiaries, or agreements, memoranda, or written commitments by the Borrower or any of the Financial Institution Subsidiaries (other than restrictions of general application) imposed or required by any Governmental Authority nor are any such restrictions threatened or agreements, memoranda or commitments being sought by any Governmental Authority.

Section 4.6.     Compliance with Laws and Agreements.  The Borrower and each Subsidiary is in compliance with all applicable laws (including without limitation all Environmental Laws and all federal and state banking statutes) and all rules, regulations (including without limitation all applicable federal and state banking regulations) and orders of any Governmental Authority, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any of the Financial Institution Subsidiaries is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which the Borrower or any Financial Institution Subsidiary is a party or by which the Borrower or any such Financial Institution Subsidiary or any of their respective properties may be bound or affected.

Section 4.7.     Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.8.     Taxes.  The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves.

Section 4.9.     Margin Regulations.  None of the proceeds of the Revolving Loans will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U.

Section 4.10.     ERISA.  (a)           No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The “benefit obligations” of all Plans did not, as of the most recent valuation date, exceed the “fair market value of the assets” of such Plans by more than $1,000,000.  No event has occurred since the most recent valuation date that would cause the “benefit obligations” of all Plans to exceed the “fair market value of the assets” of such Plans by the dollar amount specified in the previous sentence.  The terms “benefit obligations” and “fair market value of assets” shall be determined by and with such terms defined in accordance with Statement of Financial Accounting Standards No. 158.

(b)          Each Employee Benefit Plan is in compliance with the applicable provisions ERISA, the Code and other applicable law except for instances of non-compliance that could not reasonably be expected to result in material liability to Borrower.  Except with respect to Multiemployer Plans, each Qualified Plan has received a favorable determination from the IRS applicable to the Qualified Plan’s current remedial amendment cycle or is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or letter issued by the IRS with respect to such prototype or volume submitter plan.  To the best of the Borrower’s knowledge, no event has occurred which would cause the loss of the Borrower’s or any Subsidiary of the Borrower’s reliance on the Qualified Plan’s favorable determination letter or opinion or advisory letter.

(c)          With respect to any Employee Benefit Plan that is a retiree welfare benefit arrangement, all amounts have been accrued on the Borrower’s financial statements in accordance with, and to the extent required by, Statement of Financial Accounting Standards No. 106.

(d)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) there are no pending or to the best of the Borrower’s knowledge, threatened claims, actions or lawsuits or action by any Governmental Authority, participant or beneficiary with respect to an Employee Benefit Plan other than claims for benefits in the ordinary course; (ii) to the best of the Borrower’s knowledge, there are no violations of the fiduciary responsibility rules with respect to any Employee Benefit Plan; and (iii) neither the Borrower nor any Subsidiary of the Borrower has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Employee Benefit Plan, that would subject the Borrower to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code.

Section 4.11.     Disclosure.  The Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission (the “SEC”)), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.12.     Subsidiaries.  Schedule 4.12 sets forth the name of, the ownership interest of the Borrower in, and the jurisdiction of incorporation of Financial Institution Subsidiary and each other Subsidiary, in each case as of the Closing Date.  All of the Capital Stock of each of the Borrower’s Subsidiaries has been duly authorized and validly issued, and is fully paid and non-assessable.  Except as set forth on Schedule 4.12, the Borrower owns all of the issued and outstanding Capital Stock of each of its Subsidiaries free and clear of any Lien, other than Liens permitted by Section 7.2.

Section 4.13.     Dividend Restrictions; Other Restrictions.  (a)  Except as applicable generally to Georgia chartered banks, no Financial Institution Subsidiary of the Borrower is currently prohibited, directly or indirectly, under any order of any Governmental Authority (other than orders applicable to bank or savings and loan holding companies and their subsidiaries generally), under any applicable law, or under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Borrower, from making any other distribution on such subsidiary’s Capital Stock, from repaying to the Borrower or any other Subsidiary of the Borrower any loans or advances to such Subsidiary or from transferring any of such Subsidiary’s properties, assets or operations to the Borrower or any other Subsidiary of the Borrower.

(b)          Neither the Borrower nor any Subsidiary is, to the best of the Borrower’s knowledge, under investigation by, or is operating under any restrictions (excluding any restrictions on the payment of dividends referenced in subsection (a) above) imposed by or agreed to with, any Governmental Authority, other than routine examinations by such Governmental Authorities.

(c)          Except as set forth as an exhibit to the Borrower’s Form 10-K for its fiscal year ended December 31, 2012, or its Quarterly Reports on Form 10-Q for its fiscal quarter ended September 30, 2013, or reports on Form 8-K filed during 2013, or in each case described therein, neither the Borrower nor any of the Financial Institution Subsidiaries is a party, nor is bound by, any material contract or agreement or instrument, or subject to any charter or other corporate restriction, that is of a type that the Borrower is required to file as an exhibit to its Form 10-K annual reports or otherwise describe therein.

Section 4.14.     Capital Measures.  Each of Borrower and its Financial Institution Subsidiaries is “well-capitalized” (as such term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of the Borrower’s or each of its Financial Institution Subsidiaries’ primary federal bank regulator), and “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the Borrower’s or each of its Financial Institutions Subsidiaries’ primary federal bank regulator), and the rating of each Financial Institution Subsidiary under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.” Neither the Borrower nor any Financial Institution Subsidiary has been informed that its status as “well-capitalized,” “well managed” or, in the case of each Financial Institution Subsidiary, for CRA purposes, “satisfactory,” will change within one (1) year.

Section 4.15.     Ownership of Property.  (a)  Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than those Liens permitted by Section 7.2.  All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b)          Each of the Borrower and its Subsidiaries owns, licenses, or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and, to the Borrower’s knowledge, the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c)          The properties of the Borrower and its Subsidiaries are (i) self-insured through a viable and sound captive insurance company of the Borrower that satisfies all applicable insurance regulatory requirements and as to which “risk of loss” has been transferred to such company under GAAP and/or (ii) insured with financially sound and reputable insurance companies in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.16.     Patriot Act.  Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism Act of 2001 (the “Patriot Act”) (such laws and regulations collectively referred to herein as “Anti-Terrorism Laws”).  No part of the proceeds of the Obligations will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.17.     Solvency.  After giving effect to the execution and delivery of the Loan Documents and the making of all Revolving Loans available under this Agreement and the application of proceeds thereof, the Borrower and its Subsidiaries, on a consolidated basis, will be Solvent.

Section 4.18.     Labor Relations.  There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any Subsidiary, or, to the Borrower’s knowledge, threatened in writing against or affecting the Borrower or any Subsidiary, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any Subsidiary, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority, in each case, which would reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any Subsidiary pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.19.     Regulatory Matters.  Neither the Borrower nor any of its Financial Institution Subsidiaries is subject or is party to, or has received any notice or advice that any of them may become subject or party to any investigation with respect to, any corrective, suspension or cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authority that currently relates to or restricts in any material respect the conduct of their business or that in any manner relates to their capital adequacy, credit policies, management or business (each, a “Regulatory Agreement”), nor has the Borrower or any of its Financial Institution Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting any Regulatory Agreement.  There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Borrower or any of its Financial Institution Subsidiaries. The Borrower and its Financial Institution Subsidiaries are in compliance in all material respects with all laws administered by any Governmental Authority.

Section 4.20.     SEC Reports.  The Borrower has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2010 (the “Borrower SEC Documents”).  The Borrower SEC Documents that it has so filed or furnished prior to the date hereof are available on the SEC’s website. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Borrower SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act applicable to such Borrower SEC Documents. None of the Borrower SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed or furnished (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Borrower’s Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents pursuant to Section 13 or 15 of the Exchange Act.

Section 4.21.     Accounting Controls and Disclosure Controls.  The Borrower and each of its Subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13-a15 and 15d-15 of the 1934 Act Regulations) and a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) any interactive data in eXtensible Business Reporting Language included in the Borrower’s SEC filings fairly presents the required information and is prepared in accordance with the SEC’s rules and guidelines applicable thereto. Since the end of the Borrower’s most recent audited fiscal year, there has been (1) no material weakness in the Borrower’s internal control over financial reporting (whether or not remediated) and (2) no change in the Borrower’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Borrower’s internal control over financial reporting. The Borrower and each of its Subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 of the 1934 Act Regulations) that are designed to ensure that the information required to be disclosed by the Borrower in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Borrower’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure. Each of the principal executive officer and the principal financial officer of the Borrower (or each former principal executive officer and each former principal financial officer of the Borrower, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Borrower SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  Neither the Borrower nor any of its Financial Institution Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Borrower or any of its Financial Institution Subsidiaries. The Borrower is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.22.     Foreign Corrupt Practices Act.  None of the Borrower, nor any of its Financial Institution Subsidiaries or, to the knowledge of the Borrower, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Borrower or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Borrower, its subsidiaries and, to the knowledge of the Borrower, its other affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.23.     Money Laundering Laws.  The operations of the Borrower and its Subsidiaries are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). No action, suit or proceeding by or before any Governmental Authority involving the Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

Section 4.24.     OFAC.  None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer, agent, employee, affiliate or other person acting on behalf of the Borrower or any of its subsidiaries is (A) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is the subject of Sanctions.

Section 4.25.     Liens.  As of the Closing Date, the Liens on the assets or property of the Borrower and its Subsidiaries (other than Permitted Encumbrances (but for purposes of this Section 4.25 including Permitted Encumbrances described in clause (v) of the definition thereof) and Liens securing Permitted Financial Institution Subsidiary Indebtedness), collectively, secure obligations that do not exceed $25,000,000 in the aggregate.

ARTICLE V     AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as this Agreement is in effect and the Revolving Commitment remains outstanding:

Section 5.1.     Financial Statements and Other Information.  The Borrower will deliver to the Lender:

(a)           as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, a copy of the annual audited report for such fiscal year for the Borrower and its Subsidiaries, containing (i) a consolidated and consolidating balance sheet and the related consolidated and consolidating statements of income, of changes in shareholders’ equity and of cash flows (together with all footnotes thereto), and (ii) a condensed balance sheet of the Borrower only and the related condensed statements of income and of cash flows, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations and cash flows on a consolidated and consolidating basis of the Borrower for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; provided, that the requirements set forth in this clause (a), other than the certification of the Borrower’s certified public accountants set forth in clause (ii) above, may be fulfilled by providing to the Lender the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;

(b)           as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited balance sheet of the Borrower and its Subsidiaries on a consolidated basis as of the end of such fiscal quarter and the related unaudited statements of income and cash flows of the Borrower and its Subsidiaries on a consolidated basis, each for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous fiscal year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the requirements set forth in this clause (b) with respect to the financial information of the Borrower and its Subsidiaries on a consolidated and consolidating basis may be fulfilled by providing to the Lender the report of the Borrower to the SEC on Form 10-Q for the applicable fiscal quarter;

(c)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI;

(d)           concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, duly executed copies of the Borrower’s then-current FR Y-9C Report and FR Y-9LP Report and a duly executed copy of the then-current Call Report for each Financial Institution Subsidiary and each such report so filed by the Borrower or the Financial Institution Subsidiaries with any Governmental Authority shall be true and correct and is in accordance with the respective books of account and records of the Borrower and the Financial Institution Subsidiaries, and will be prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately presents, in all material respects, the financial condition of the Borrower and the Financial Institution Subsidiaries and their respective assets and liabilities and the results of their respective operations as of such date;

(e)           [Reserved];

(f)            promptly after the same become publicly available, copies of all periodic and other reports, financial statements, registration statements, proxy statements and other materials, together with any amendments or exhibits relating to any of the foregoing, filed with the SEC, or any Governmental Authority succeeding to any or all functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its public security holders generally, as the case may be (to the extent not otherwise required to be delivered to the Lender hereunder);

(g)           promptly after receiving knowledge thereof, written notice of all material charges, material assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, orders, actions, suits and proceedings) that are proposed or initiated by, or brought before, any court or Governmental Authority, in connection with the Borrower or any of the Financial Institution Subsidiaries, other than ordinary course of business litigation or proceedings which, if adversely decided, could not reasonably be expected to have a Material Adverse Effect;

(h)           promptly, and in any event within five Business Days after the execution or entry thereof, the execution or entry by the Borrower or any Financial Institution Subsidiary of any Regulatory Agreement, together with a copy thereof if such disclosure is permitted by applicable law; and

(i)            promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary, as the Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.1(a), (b), (d) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the internet at the website address set forth in Section 9.1 or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which the Lender have access; provided, that (A) the Borrower shall deliver paper copies of such documents to the Lender if so requested until a written notice is received by the Borrower from the Lender to cease delivering paper copies and (B) the Borrower shall notify (which may be by telefacsimile or email) the Lender of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e. soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper or .pdf copies of all Compliance Certificates.

The Borrower and each of its Subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13-a15 and 15d-15 of the 1934 Act Regulations) and a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) any interactive data in eXtensible Business Reporting Language included in the Borrower’s SEC filings fairly presents the required information and is prepared in accordance with the SEC’s rules and guidelines applicable thereto.  The Borrower and each of its Subsidiaries shall maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 of the 1934 Act Regulations) that are designed to ensure that the information required to be disclosed by the Borrower in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Borrower’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

Section 5.2.     Notices of Material Events.  The Borrower will furnish to the Lender prompt written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower in excess of $5,000,000;

(d)           any material investigation of the Borrower or any Subsidiary by any Governmental Authority having regulatory authority over the Borrower or any such Subsidiary (other than routine examinations of the Borrower and/or any such Subsidiary) to the extent that such Governmental Authority has consented to the giving of such notice (if the consent of such Governmental Authority is required for the Borrower to give such notice);

(e)           the issuance of any cease and desist order (whether written or oral), execution and delivery of any Regulatory Agreement (to the extent that the Borrower or any such Subsidiary is permitted to disclose such information (provided that the Borrower shall take all reasonable efforts to obtain any necessary regulatory consents)), cancellation of insurance or other public or enforcement action by the FDIC or other Governmental Authority having regulatory authority over the Borrower or any Subsidiary;

(f)            the issuance of any material informal enforcement action, including, without limitation, a memorandum of understanding or proposed disciplinary action by or from any Governmental Authority having regulatory authority over the Borrower or any Subsidiary, to the extent that the Borrower or any such Subsidiary is permitted to disclose such information (provided that the Borrower shall take all reasonable efforts to obtain any necessary regulatory consents); and

(g)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3.     Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4.     Compliance with Laws, Etc.

(a)           The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority (including without limitation all federal and state banking statutes and regulations) applicable to its assets, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  In this connection, each of the Borrower and its Subsidiaries shall comply, in all material respects, with (i) all Anti-Terrorism Laws; (ii) all Money Laundering Laws, and (iii) the FCPA or other laws or regulations referenced in Section 4.22 hereof.

(b)           The Borrower shall timely file with or furnish to, as applicable, the SEC all Borrower SEC Documents required to be filed by it during the term of this Agreement in accordance with all rules and regulations promulgated from time to time by the SEC. The Borrower shall at all times be in compliance with the Sarbanes-Oxley Act and related rules and regulations referenced in Section 4.21 hereof.

Section 5.5.     Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and all claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6.     Books and Records.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated and consolidating financial statements of the Borrower in conformity with GAAP.

Section 5.7.     Visitation, Inspection, Etc.  The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Lender to, subject to Section 9.11, visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Lender may reasonably request after reasonable prior notice to the Borrower and at the Borrower’s expense.

Section 5.8.     Maintenance of Properties; Insurance.

(a)           The Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, except for ordinary wear and tear and except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           The Borrower will, and will cause each of its Subsidiaries to, keep and maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

(c)           The deposits of each Financial Institution Subsidiary will at all times be insured by the FDIC.

Section 5.9.     Use of Proceeds.  The Borrower will use the proceeds: (a) in the case of the initial funding of the Revolving Loans, (i) to fund, together with cash on hand, the redemption of the Borrower’s remaining outstanding Fixed Rate Perpetual Preferred Stock, (ii) to pay the upfront fee owing to the Lender pursuant to Section 2.7(a) and (iii) to pay out-of-pocket costs and expenses incurred by the Lender in connection with the consummation of the financing transactions contemplated hereby, including, without limitation, the fees and expenses of counsel to the Lender and (b) in the case of all other Revolving Loans, for Restricted Payments permitted by Section 7.4, working capital and general corporate purposes.  No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the FRB, including Regulation U or X.

Section 5.10.     Further Assurances.  The Borrower agrees, upon request of the Lender, to execute and deliver or cause to be executed and delivered such further instruments, documents and certificates, and to and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

ARTICLE VI     FINANCIAL COVENANTS

The Borrower covenants and agrees that, so long as this Agreement is in effect and the Revolving Commitment remains outstanding:

Section 6.1.     Regulatory Capital.

(a)           The Borrower will, at all times, be “well-capitalized” for all applicable state and federal regulatory purposes, and the Borrower:

(i)              will maintain (A) a Total Risk-based Capital Ratio of 10.50% or greater, (B) a Tier 1 Risk-based Common Capital Ratio of 8.50% or greater, (C) a Tier 1 Risk-based Capital Ratio of 8.50% or greater, and (D) a Tier 1 Leverage Ratio of 7.25% or greater;

(ii)             will not be subject to any written agreement, order, capital directive or prompt corrective action directive by any Governmental Authority having regulatory authority over the Borrower; and

(iii)            if required by any Governmental Authority having regulatory authority over the Borrower in order to remain “well capitalized” and in compliance with all applicable regulatory requirements, will have such higher amounts of Total Risk-based Capital and Tier 1 Risk-based Capital and/or such greater Tier 1 Leverage Ratio as specified by such Governmental Authority.

(b)           Each Financial Institution Subsidiary of the Borrower will, at all times, be “well capitalized” for all applicable state and federal regulatory purposes, and such Financial Institution Subsidiary:

(i)              will maintain (A) a Total Risk-based Capital Ratio of 10.50% or greater, (B) a Tier 1 Risk-based Common Capital Ratio of 8.50% or greater, (C) a Tier 1 Risk-based Capital Ratio of 8.50% or greater, and (D) a Tier 1 Leverage Ratio of 7.25% or greater;

(ii)             will not be subject to any written agreement, order, capital directive or prompt corrective action directive by any Governmental Authority having regulatory authority over such Financial Institution Subsidiary; and

(iii)            if required by any Governmental Authority having regulatory authority over such Financial Institution Subsidiary in order to remain “well capitalized” and in compliance with all applicable regulatory requirements, will have such higher amounts of Total Risk-based Capital and Tier 1 Risk-based Capital and/or such greater Tier 1 Leverage Ratio as specified by such Governmental Authority.

(c)           Notwithstanding the foregoing, if at any time any such Governmental Authority changes the definition of “well capitalized”, as applicable to the Borrower or any Financial Institution Subsidiary of the Borrower, either by amending such ratios, standards or otherwise, in each case, in a manner more onerous or restrictive to the Borrower or such Financial Institution Subsidiary than the capital and other ratios required to be maintained pursuant to paragraphs (a) and (b) above, such amended definition, and any such amended or new ratios or new standards, shall automatically, and in lieu of the existing definitions and ratios set forth in this Section, be incorporated by reference into this Agreement as the minimum standard for the Borrower or any Financial Institution Subsidiary, as the case may be, on and as of the date that any such amendment becomes effective by applicable statute, regulation, order or otherwise.

ARTICLE VII     NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as this Agreement is in effect and the Revolving Commitment remains outstanding:

Section 7.1.     Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness of the Borrower created pursuant to the Loan Documents;

(b)            Indebtedness existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof to a date that is less than 180 days after the Maturity Date;

(c)            Permitted Financial Institution Subsidiary Indebtedness;

(d)           (i) Indebtedness owed by the Borrower or any “affiliate” of the Borrower (as defined in Regulation W of the FRB and sections 23A and 23B of the Federal Reserve Act) to any Financial Institution Subsidiary not in violation of Regulation W of the FRB (as amended, supplemented or otherwise modified) or (ii) Indebtedness owed by any Subsidiary to the Borrower;

(e)            Purchase money indebtedness and Capitalized Lease Obligations secured by Liens permitted under this Agreement in an aggregate amount outstanding at any time not to exceed $5,000,000;

(f)            Hedging Obligations in respect of Hedging Transactions permitted by Section 7.8; and

(g)           Other unsecured Indebtedness, so long as, before and after giving pro forma effect to incurrence of such Indebtedness, the Borrower and each Financial Institution Subsidiary shall be in compliance with Section 6.1 hereof.

Section 7.2.     Negative Pledge.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired (including, without limitation, in the case of the Borrower, the Capital Stock of any Financial Institution Subsidiary including United Community Bank) except:

(a)           Liens (if any) created in favor of the Lender;

(b)           Permitted Encumbrances;

(c)           Liens incurred in the ordinary course of business securing Permitted Financial Institution Subsidiary Indebtedness;

(d)           Liens on property of the Borrower or any of its Subsidiaries created solely for the purpose of securing Indebtedness expressly permitted by Section 7.1(e), representing or incurred to finance, refinance or refund the purchase price of property; provided, that no such Lien shall extend to or encumber other property of the Borrower or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured thereby shall at no time exceed the original purchase price of such property;

(e)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(f)            any Liens existing on any property or asset of any Person prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, in each case, in connection with an Acquisition; provided that (i) such Lien is not created in contemplation of or in connection with such Acquisition, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such Acquisition and extensions, renewals and replacements (including any replacement incurred in respect thereof at the time of assumption thereof) thereof that do not increase the outstanding principal amount thereof;

(g)           extensions, renewals, or replacements of any Lien referred to in paragraphs (a), (b), (c), (d), (e) and (f) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased in any manner that would exceed the amounts permitted by Section 7.1 and that any such extension, renewal or replacement Lien is limited to the assets originally encumbered thereby or is otherwise permitted by paragraphs (a), (b), (c), (d) (e) and (f); and

(h)           Liens securing obligations in an aggregate amount of up to $5,000,000 at any time outstanding.

Notwithstanding anything herein or otherwise to the contrary, the Borrower shall not grant any Lien, or otherwise permit any Lien to exist, on the Capital Stock of any Financial Institution Subsidiary (other than Liens, if any, in favor of the Lender).

Section 7.3.     Fundamental Changes.

(a)           The Borrower will not, and will not permit any Subsidiary to, (i) merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or (ii) sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or a material portion of its assets or all or substantially all of the stock of any of its Subsidiaries or (iii) liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto on a pro forma basis, no Default or Event of Default shall have occurred, (A) (i) the Borrower may merge with a Person in connection with a Permitted Acquisition; provided, that the Borrower shall be the surviving Person, or (ii) any Subsidiary may merge with a Person in connection with a Permitted Acquisition; provided, that such Subsidiary shall be the surviving Person (if two Subsidiaries are party to such merger, one of those Subsidiaries shall be the surviving Person), (B) any Subsidiary may sell, lease, transfer or dispose of its assets (including, without limitation, the stock of any other Subsidiary) to the Borrower or another Subsidiary, (C) the Borrower or any Financial Institution Subsidiary may sell loans, investments, or other similar assets in the ordinary course of its business, provided, that such sale or series of sales do not constitute a sale of all or a material portion of such Financial Institution Subsidiary’s assets, and (D) the Borrower and any Subsidiary may sell any Other Real Estate Owned; provided, further, that, in the case of clauses (C) and (D) hereof, both before and after giving pro forma effect to such transaction (calculated, in the case of loans, by the unpaid principal balance thereof, and, in the case of Other Real Estate Owned or other assets, the greater of (x) the fair market value thereof or (y) the purchase price thereof), the Borrower and each Financial Institution Subsidiary of the Borrower shall be in compliance with Section 6.1 hereof.

(b)           The Borrower will not dispose of any Capital Stock in any of its Financial Institution Subsidiaries, whether by sale, assignment, lease or otherwise, without the prior written consent of the Lender.

(c)           The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related or incidental thereto or reasonable extensions thereof and any types of businesses that are expressly permitted by any Governmental Authority having jurisdiction over the Borrower and/or any Financial Institutions Subsidiary.

Section 7.4.     Restricted Payments.  The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance, prepayment or other acquisition of, (a) any shares of Capital Stock or (b) Indebtedness subordinated to the Obligations of the Borrower or (c) any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each a “Restricted Payment”); provided, however, that (i) any Subsidiary may make Restricted Payments to the Borrower or another Subsidiary at any time, (ii) the Borrower may pay dividends or distributions payable solely in shares of any class of its common stock, (iii) the Borrower may redeem a portion of its Fixed Rate Perpetual Preferred Stock on or about the Closing Date as contemplated by Section 5.9, and (iv) the Borrower and its Subsidiaries may make and agree to make Restricted Payments so long as (A) at the time of the making of such Restricted Payment, no Default or Event of Default then exists and is continuing; and (B) the Borrower is, both before and after giving pro forma effect to such Restricted Payment, in compliance with the covenants set forth in Section 6.1.

Section 7.5.     Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon  the ability of the Borrower or any Subsidiary to (a) create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, make loans or advances to the Borrower or any other Subsidiary of the Borrower, guarantee Indebtedness of the Borrower or any other Subsidiary or transfer, lease or license any of its property or assets to the Borrower or any Subsidiary of the Borrower including, but not limited to, any such restriction referenced in Section 4.13(a) hereof; provided, that nothing in this Section 7.5 shall prohibit: (i) customary limitations on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, options, sale-leaseback agreements, stock sale agreements, lease agreements, licenses and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (ii) restrictions in agreements evidencing purchase money Indebtedness permitted by Section 7.1(e) that impose restrictions on the property so acquired, (iii) restrictions in any agreement or instrument evidencing Indebtedness permitted by Section 7.1(b) as in effect on the date hereof and permitted refinancing thereof, (iv) any agreement in effect at the time a new Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (v) customary non-assignment provisions in contracts and licenses entered into the ordinary course of business, (vi) restrictions imposed by law or by Governmental Authorities having supervisory authority over the Borrower or any Subsidiary, (vii) restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (viii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, and (ix) as permitted by Section 7.12.

Section 7.6.     Investments, Etc.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or of any business or division of any Person (all of the foregoing being collectively called “Investments”), except:

(a)           Investments existing on the date hereof (including Investments in Subsidiaries) and set forth on Schedule 7.6.

(b)           Investments purchased or held by any Subsidiary in connection with its asset management or other operations in ordinary course of business;

(c)           Investments made by the Borrower in or to any Subsidiary and by any Subsidiary in or to the Borrower or in or to another Subsidiary;

(d)           Permitted Acquisitions;

(e)           Investments received in consideration for Asset Sales in a form other than Cash to the extent expressly permitted by Section 7.3;

(f)           Investments consisting of Hedging Obligations permitted by Section 7.8;

(g)           Investments received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(h)           Guarantees of the Borrower of any Indebtedness expressly permitted under Section 7.1(d);

(i)           Investments constituting Permitted Financial Institution Subsidiary Indebtedness; and

(j)           Investments (other than Acquisitions) in an aggregate amount at any time outstanding not to exceed $10,000,000 so long as (A) at the time of the making of such Investment, no Default or Event of Default then exists, and (B) the Borrower is, both before and after giving pro forma effect to such Investment, in compliance with the covenants set forth in Section 6.1.

Section 7.7.     Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, provided, that if such transaction involves an amount in excess of $2,500,000, a majority of the disinterested directors on the Board of Directors of the Borrower or such Subsidiary shall have approved such transaction as evidenced by a resolution of the Board of Directors of the Borrower or such Subsidiary, (b) transactions between or among the Borrower and any Subsidiary not involving any other Affiliates, and (c) any Restricted Payment expressly permitted by Section 7.4 or Investment expressly permitted by Section 7.6.

Section 7.8.      Hedging Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than (i) Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and (ii) Hedging Transactions consisting of Permitted Financial Institution Subsidiary Indebtedness.  Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.9.      Amendment to Material Documents.  The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights in any manner that is adverse to the interests of the Lender or the Borrower or any of its Subsidiaries under such party’s certificate of incorporation, bylaws or other organizational documents.

Section 7.10.     Sale and Leaseback Transaction.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.11.     Accounting Changes.  The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or any Subsidiary of the Borrower, except to change the fiscal year of a Subsidiary of the Borrower to conform its fiscal year to that of the Borrower.

Section 7.12.     Most Favored Lender Status.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into, amend or modify documents evidencing or governing Indebtedness to which the Borrower or its Subsidiaries are bound, that contain, or are amended and modified to contain, one or more Additional Covenants or Additional Defaults, unless in each case the Borrower or such Subsidiary contemporaneously executes an amendment to this Agreement, in form and substance reasonably satisfactory to the Lender, to include such Additional Covenants or Additional Defaults herein; provided, that to the extent that the Borrower or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under such amendment or agreement containing one or more Additional Covenants or Additional Defaults without amending this Agreement to include such Additional Covenants or Additional Defaults, the terms of this Agreement shall nonetheless, without any further action on the part of the Borrower or any Subsidiary, be deemed or amended automatically to include each Additional Covenant and each Additional Default contained in such amendment or agreement.

ARTICLE VIII     EVENTS OF DEFAULT

Section 8.1.     Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Revolving Loan when and as the same shall become due and payable, whether at the due date thereof or otherwise; or

(b)           the Borrower shall fail to pay any interest on any Revolving Loan or any fee or any other Obligation (other than an amount payable under clause (a) of this Article), when and as the same shall become due and payable and such failure shall continue unremedied for a period of three (3) days; or

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Lender by the Borrower or any representative of the Borrower pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d)           the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, Section 5.2, Section 5.3 (with respect to the Borrower’s existence), Section 5.7, Section 5.9 or Article VI or Article VII; or

(e)           the Borrower shall fail to observe or perform any covenant or agreement contained (i) in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (x) any Responsible Officer of the Borrower becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower by the Lender or (ii) in any other Loan Document (after taking into consideration any applicable grace periods); or

(f)           the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any Indebtedness (other than under this Agreement or the Revolving Credit Note) owed to any Lender or to any other Person, in each case, in an amount greater than $10,000,000 that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness (without regard to whether such holders or other Person shall have exercised or waived their right to do so); or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (and for purposes of determining the amount of attributed Indebtedness under this clause (f) from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations); or

(g)           the Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)            without duplication of clause (f) of this Section 8.1, the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)            an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000; or

(k)           any judgment or order for the payment of money in excess of $10,000,000 in the aggregate not covered by insurance and for which the applicable insurer shall have acknowledged in writing that such claim or payment is insured shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)            any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)          a Change in Control shall occur; or

(n)           any Governmental Authority having regulatory authority over the Borrower or any Subsidiary shall take any action that restricts, or has the practical effect of restricting, the payment of dividends from any such Subsidiary to the Borrower or the payment of any debt owing by a Subsidiary to the Borrower; or

(o)           any Financial Institution Subsidiary shall cease for any reason (other than as a result of being merged into another Financial Institution Subsidiary) to be an insured bank under the Federal Deposit Insurance Act, as amended; or

(p)           the FRB, the FDIC or any other Governmental Authority charged with the regulation of bank holding companies or depository institutions: (i) issues (whether orally or in writing) to the Borrower or any Financial Institution Subsidiary, or initiates through formal proceedings any action, suit or proceeding to obtain against, impose on or require from the Borrower or any Financial Institution Subsidiary, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by any Financial Institution Subsidiary or the payments of any debt by the Borrower, restrictions that make the payment of the dividends by any Financial Institution Subsidiary or the payment of debt by the Borrower subject to prior regulatory approval, a notice or finding under subsection 8(a) of the Federal Deposit Insurance Act, as amended, or any similar enforcement action, measure or proceeding; or (ii) proposes or issues (whether orally or in writing) to any executive officer or director of the Borrower or any Financial Institution Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order, or the assessment of civil monetary penalties; or

(q)           there shall occur with respect to any Financial Institution Subsidiary any event that is grounds for the required submission of a capital restoration plan under 12 U. S. C. §1831o (e)(2) and the regulations thereunder, or a conservator or receiver is appointed for any Financial Institution Subsidiary; or

(r)            any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting the Lender or the Borrower from performing any of their respective obligations under this Agreement or under any of the other Loan Documents and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within 60 days after the granting of such decree or order; or

(s)           the Borrower or any Financial Institution Subsidiary (i) shall enter into any Regulatory Agreement or is otherwise operating under any restrictions imposed by or agreed to with, any Governmental Authority, other than routine examinations by such Governmental Authorities or (ii) shall be declared by any Governmental Authority as not being Solvent; or

(t)            the filing of formal charges by any Governmental Authority or quasi-governmental entity, including, without limitation, the issuance of an indictment under a RICO Related Law against Borrower or any Subsidiary of Borrower; or

(u)           the failure of the common shares of the Capital Stock of the Borrower to be listed for trading on either the New York Stock Exchange or the NASDAQ Global Market Exchange; or

(v)           if either the Borrower or any Financial Institution Subsidiary thereof engages in any unsafe and unsound banking practice that the Lender reasonably determines will likely result in the issuance of a cease-and-desist order, the entry into a Regulatory Agreement or other enforcement action under 12 U.S.C. 1818 that would have or reasonably likely to have a Material Adverse Effect.

then, and in every such event (other than an event with respect to the Borrower or any Subsidiary (other than an Immaterial Subsidiary)  described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitment; (ii) declare the principal of and any accrued interest on the Revolving Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise all remedies contained in any other Loan Document; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Revolving Commitment shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX           MISCELLANEOUS

Section 9.1.     Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telefacsimile or sent by email in .pdf format, as follows:

To the Borrower:                              United Community Banks, Inc.
125 Highway 515 E
Blairsville, Georgia 30512
Attn:  Rex Schuette
Telephone Number:       (866) 270-7200
Fax Number:                  (706) 745-9046
Website:                         http://www.ucbi.com

with a copy to:

United Community Banks, Inc.
125 Highway 515 E
Blairsville, Georgia 30512
Attn:  Brad Miller
Telephone Number:       (866) 270-7200
Fax Number:                   (706) 745-9046
Email:                               brad_miller@ucbi.com

with a copy to:

Troutman Sanders LLP
600 Peachtree Street, Suite 5200
Atlanta, Georgia 30308
Attn:  James Stevens
Telephone Number:       (404) 885-3000
Fax Number:                   (404) 962-6501
Email:  james.stevens@troutmansanders.com

To the Lender:                                  Synovus Bank
3280 Peachtree Road, NE
Suite 500
Atlanta, Georgia 30305
Attn:  Michael Sawicki
Telephone Number:       (678) 578-1927
Email:  MichaelSawicki@synovus.com

with a copy to:

Synovus Bank
3280 Peachtree Road, NE
5th Floor
Atlanta, Georgia 30305
Attn:  Vickie Summey
Telephone Number:       (678) 784-7157
Email:  vickiesummey@synovus.com

with a copy to:

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attn:  Richard W. Grice
Telephone Number:       (404) 881-7576
Email:  richard.grice@alston.com

Any party hereto may change its address, telefacsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall, when transmitted by hand or overnight delivery, be effective when delivered, when sent by telefacsimile or email in .pdf format, be effective when transmitted in legible form, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery.

(b)           Any agreement of the Lender herein to receive certain notices by telephone, telefacsimile or email in .pdf format is solely for the convenience and at the request of the Borrower.  The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice, and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic, telefacsimile or email transmitted notice.  The obligation of the Borrower to repay the Revolving Loan and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic or telefacsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic or telefacsimile notice.

Section 9.2.     Waiver; Amendments.

(a)           No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of any Revolving Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).

Section 9.3.     Expenses; Indemnification.

(a)           The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender and its Affiliates (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel for the Lender and its Affiliates) in connection with the syndication of the Revolving Commitment Loan provided for herein, if any, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Revolving Loans (or Revolving Commitment) made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Revolving Loans.

(b)           The Borrower shall indemnify the Lender and each officer, director, employee, agents, advisors and Affiliates of the Lender (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by any Indemnitee, or asserted against any Indemnitee by the Borrower or any third Person, arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) the Revolving Loans (or Revolving Commitment) or any actual or proposed use of the proceeds therefrom, (iii) the use by any Person of any information or materials obtained by or through SyndTrak or other secured internet web sites, (iv) any actual presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary in violation of any Environmental Law by Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by the Borrower or any third Person and whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission by the Borrower to pay such taxes.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, the Revolving Loans (or Revolving Commitment) or the use of proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.4.     Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) with the prior written consent of the Borrower (which consent shall not be unreasonably delayed, denied, conditioned or withheld), unless an Event of Default has occurred and is continuing, (ii) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (iii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iv) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any attempted assignment or transfer by either party without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Lender and its affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans at the time owing to it, in each case, without the consent or notice to, the Borrower).

(c)           The Lender, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of any new lender, and the Commitment of, and principal amounts of the Revolving Loans owing to, the Lender(s) pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower and the Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           The Lender may, at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any Subsidiary of the Borrower or Affiliate of the Borrower) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including, all or a portion of its Revolving Commitment and/or the Revolving Loans owing to it); provided, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) postpone any date upon which any payment of money is scheduled to be made to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that the Lender may, without the consent of the Participant, (A) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on the Revolving Loans or to reduce any fee payable hereunder and (B) waive the right to be paid Default Interest), or (iii) release any Guarantor from its Guaranty, as applicable.

(e)           The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Revolving Credit Note to secure obligations of the Lender without complying with this Section, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

Section 9.5.     Governing Law; Jurisdiction; Consent to Service of Process.

(a)           THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Federal and/or state court located in the State of Georgia and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts that have jurisdiction over the Borrower.

(c)           The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any state or federal court located in the State of Georgia and referred to in paragraph (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 9.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 9.6.     WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7.     Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all Obligations owed to the Lender under this Agreement, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured.  The Lender agrees promptly to notify the Borrower after any such set-off and any application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8.     Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telefacsimile or by email, in .pdf format), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.  Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telefacsimile or by email, in .pdf format, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

Section 9.9.     Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Revolving Loans hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Revolving Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitment has not expired or terminated. The provisions of Section 2.13 and Section 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Revolving Loans, the expiration or termination of the Revolving Commitment or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Revolving Loans.

Section 9.10.     Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11.     Confidentiality.  The Lender agrees to maintain the confidentiality of any and all non-public, confidential or proprietary information, identified to the Lender as such, of or relating to the Borrower or any Subsidiary and their respective businesses, operations, finances or strategies (“Confidential Information”).  For purposes of this Section, Confidential Information shall not include: (1) information that was already known to the recipient without an obligation of confidentiality to the Borrower or any Subsidiary with respect to such information, (2) information that was obtained from a third party who was not known to the Lender to be under an obligation of confidentiality to the Borrower or any Subsidiary with respect to such information, (3) information that is or becomes publicly available, other than through a breach of this Section by the Lender or any Participant or any of their respective representatives, employees or agents.  Notwithstanding the foregoing, Confidential Information may be disclosed (i) to any officer, director, agent, affiliate or representative of the Lender, including, without limitation, accountants, legal counsel and other advisors; provided, however, that such Person shall agree to be bound by the confidentiality provisions set forth in this Section with respect to such information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent necessary in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (v) subject to a confidentiality agreement with provisions substantially similar to this Section 9.11, to any actual or prospective assignee or Participant, or (vi) with the prior written consent of the Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information, but in no event less than a reasonable degree of care.

Section 9.12.     Waiver of Effect of Corporate Seal.  The Borrower represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 9.13.     Patriot Act.  The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the Patriot Act.

Section 9.14.     Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 9.15.     No Advisory or Fiduciary Relationship.  In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (B) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Lender does not have any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender does not have any obligation to disclose any of such interests to the Borrower or any of its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.16.     Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan, together with all fees, charges and other amounts which may be treated as interest on such Revolving Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Revolving Loan in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Revolving Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE BORROWER: UNITED COMMUNITY BANKS, INC.

By	/s/ Rex S. Schuette
	Name:	Rex S. Schuette
	Title:	Executive Vice President & Chief Financial Officer

THE LENDER: SYNOVUS BANK, as Lender

By	/s/ Michael Sawicki
	Name:	Michael Sawicki
	Title:	Corporate Banking